Consent of Independent Certified Public Accountants





We hereby consent to the incorporation by reference of our report dated May 11, 2001, which appears on page F-1 of the Annual Report on Form 10-KSB for the fiscal year ended March 31, 2001 of Excal Enterprises, Inc. in Form S-8, Nonqualified Stock Options Issuable Under Various Agreements Between Excal Enterprises, Inc. and R. Park Newton, III and Timothy R. Barnes, which was dated June 28, 1999; and Nonqualified Stock Options Issuable Pursuant to Various Agreements Between Excal Enterprises, Inc. and W. Carey Webb, W. Aris Newton, and John L. Caskey, which was dated March 27, 1998.




Certified Public Accountants
Tampa, Florida
June 29, 2001